SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 1 TO
                                   FORM 8-K/A


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report November 6, 1998

                       KINDER MORGAN ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


      DELAWARE                 1-11234                   76-0380342
(State or other jurisdiction   (Commission File Number)  (I.R.S. Employer
of incorporation)                                         Identification)


              1301 McKinney Street, Ste. 3450, Houston, Texas 77010
               (Address of principal executive offices)(zip code)
        Registrant's telephone number, including area code: 713-844-9500

                             ----------------------

Item 5.  Other Events


                                  RISK FACTORS

Pending FERC and CPUC Proceedings Seek Substantial Refunds and Reductions in Tariff Rates.

      Some shippers have filed complaints with the Federal Energy Regulatory Commission and the California Public Utilities Commission that seek substantial refunds and reductions in the Pacific Operations' tariff rates. An adverse decision could negatively impact revenues, results of operations, financial condition, liquidity, and funds available for distribution to unitholders.
Additional challenges to tariff rates could be filed with the FERC or CPUC in the future.

      The complaints filed before the Federal Energy Regulatory Commission allege that some pipeline tariff rates of our Pacific Operations are not entitled to "grandfathered" status under the Energy Policy Act of 1992 because "changed circumstances" may have occurred under the Act. An initial decision by the FERC Administrative Law Judge was issued on September 25, 1997. The initial decision determined that our Pacific Operations' East Line rates were not grandfathered under the Energy Policy Act. The initial decision also included rulings that were generally adverse to our Pacific Operations regarding certain cost of service issues. If FERC affirms the initial decision in its current form, we may have to pay damages and interest totaling the reserves that we have recorded as of September 30, 1998. If FERC affirms the initial decision and also applies it to the Sepulveda Line and the Watson station rates, our prospective revenues would decline by approximately $8 million annually, the same rate at which we are currently accruing our reserve.

      The complaints filed before the California Public Utilities Commission generally challenge the rates we charge for intrastate transportation of refined petroleum through our pipeline system in California. On June 18, 1998, a CPUC Administrative Law Judge issued a ruling in our favor and dismissed the complaints. The shippers filed an application for rehearing, which is currently pending before CPUC.

      Additional information about these proceedings is in our reports filed with the Securities and Exchange Commission.


Our Rapid Growth May Cause Difficulties Integrating New Operations

      Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to unitholders. During the period from December 31, 1996 to September 30, 1998, we made several acquisitions that increased our asset base almost 7 times and our net income over 5 1/2 times. We believe that we can profitably combine the operations of acquired businesses with our existing operations. However, unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business will often not join our management team. The change in management may make it more difficult to integrate an acquired business with our existing operations.


Debt Securities are Subordinated to SFPP Debt

      Since SFPP, L.P. will not guarantee the Debt Securities, the Debt Securities will be effectively subordinated to all debt of SFPP. If SFPP defaults on its debt, the holders of the Senior Debt Securities would not receive any money from SFPP until SFPP repaid its debt in full. SFPP is the operating partnership that owns our Pacific Operations. See "Description of the Debt Securities."

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



Unitholders May Have Negative Tax Consequences if We Default on Our Debt or Sell Assets

      If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

Our Debt Instruments May Limit Our Financial Flexibility

      The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain beneficial transactions. Such provisions may also limit or prohibit distributions to unitholders under certain circumstances. The agreements governing our debt generally require us to comply with various affirmative and negative covenants including the maintenance of certain financial ratios and restrictions on:

o      incurring additional debt;

o      entering into mergers, consolidations and sales of assets;

o      making investments; and

o      granting liens.

Additionally, the agreements governing our debt generally prohibit us from:

o making cash distributions to unitholders more often than quarterly;

o distributing amounts in excess of 100% of available cash for the immediately preceding calendar quarter; and

o making any distribution to unitholders if an event of default exists or would exist when such distribution is made.

The instruments governing any additional debt incurred to refinance the debt may also contain similar restrictions.

Restrictions on Our Ability to Prepay SFPP's Debt May Limit Our
Financial Flexibility

      SFPP is subject to certain restrictions with respect to its debt that may limit our flexibility in structuring or refinancing existing or future debt. These restrictions include the following:

o we may not prepay SFPP's First Mortgage Notes before December 15, 1999;


o after December 15, 1999 and before December 15, 2002, we may prepay the SFPP First Mortgage Notes with a make-whole prepayment premium; and

o we agreed as part of the acquisition of the Pacific Operations to not take certain actions with respect to $190 million of the SFPP First Mortgage Notes that would cause adverse tax consequences for the prior general partner of SFPP.


Potential Change of Control if Kinder Morgan, Inc. Defaults on
Debt

      Kinder Morgan, Inc. owns all of the outstanding capital stock of the general partner. KMI has pledged this

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

stock to secure some of its debt. Presently, KMI's only source of income to pay such debt is dividends that KMI receives from the general partner. If KMI defaults on its debt, the lenders could acquire control of the general partner.

Possible Increased Costs for Pipeline Easements

      We generally do not own the land on which our pipelines are constructed. Instead we obtain the right to construct and operate our pipelines on other people's land for a period of time. If we were to lose these rights, our business could be negatively affected.

      Southern Pacific Transportation Company has allowed us to construct and operate a significant portion of our Pacific Operations' pipeline under their railroad tracks. Southern Pacific Transportation Company and its predecessors were given the right to construct their railroad tracks under federal statutes enacted in 1871 and 1875. The 1871 statute was thought to be an outright grant of ownership that would continue until the land ceased to be used for railroad purposes. Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only the right to use the surface of the land for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute does not permit the use of the underground portion for the operation of a pipeline, we may be required to obtain permission from the land owners in order to continue to maintain the pipelines. We believe that we could obtain such permission over time at a cost that would not have a material negative effect on the partnership. We cannot, however, assure you of this.

      We have been advised by counsel that we have the power of eminent domain for the liquids pipelines in the states in which we operate (except for Illinois) assuming that we meet certain requirements, which differ from state to state. We believe that we meet these requirements. We believe that Shell CO2 Company does not have the power of eminent domain for its CO2 pipelines. Our inability to exercise the power of eminent domain could have a material negative effect on our business if we were to lose the right to use or occupy the property on which our pipelines are located.

Distributions From Shell CO2 Company May be Limited

      Under certain unlikely scenarios, we possibly would not receive any distributions from Shell CO2 Company during 2002 and 2003 and we could be required to return a portion of the distributions received during 1998-20001. During 1998-2001, we will receive a fixed, quarterly distribution from Shell CO2 Company of approximately $3.6 million ($14.5 million per year). In 2002 and 2003, Shell CO2 Company will increase or decrease our cash distributions so that our percentage of the total cash distribution during 1998-20003 will equal our ownership percentage of Shell CO2 Company during that time (initially 20%). These calculations will be done on a present value basis using a discount rate of 10%. After 2003, we will participate in distributions according to our partnership percentage.

Environmental Regulation Significantly Affects Our Business

     Our business operations are subject to federal, state and local laws and regulations relating to environmental practices. If an accidental leak or spill of liquid petroleum products occurs in our pipeline or at a storage facility, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect the level of cash available for distributions to unitholders. Our costs could also increase significantly if environmental laws and regulations become more strict. We cannot predict the impact of Environmental Protection Agency standards or future environmental measures. Because the costs of environmental regulation are already significant, additional regulation could negatively affect the level of cash available for distribution to unitholders.

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

Competition

      Competition could ultimately lead to lower levels of profits and lower cash distributions to unitholders. Propane competes with electricity, fuel, oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in premium fuel production compete with alternative products. Natural Gas Liquids used as feed stocks for refineries and petrochemical plants compete with alternative feed stocks. The availability and prices of alternative energy sources and feed stocks significantly affects demand for Natural Gas Liquids.

      Pipelines  are  generally  the lowest  cost  method for  intermediate  and
long-haul   overland  product  movement.   Accordingly,   the  most  significant
competitors for our pipelines are:

o proprietary pipelines owned and operated by major oil companies in the areas where our pipelines deliver products;

o     refineries within the market areas served by our pipelines;
      and

o     trucks.

Additional pipelines may be constructed in the future to serve specific markets now served by our pipelines. Trucks competitively deliver products in certain markets. Recently, major oil companies have increasingly used trucking, resulting in minor but notable reductions in product volumes delivered to certain shorter-haul destinations, primarily Orange and Colton, California served by the South, North and East lines of our Pacific Operations.

      We cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future. Demand for terminaling services varies widely throughout our pipeline system. Certain major petroleum companies and independent terminal operators directly compete with us at several terminal locations. At those locations, pricing, service capabilities and available tank capacity control market share.

      Our ability to compete also depends upon general market conditions which may change. We conduct our operations without the benefit of exclusive franchises from government entities. We also provide common carrier transportation services through our pipelines at posted tariffs and almost always without long-term contracts for transportation service with our customers. Demand for transportation services for refined petroleum products is primarily a function of:

o      total and per capita fuel consumption;

o      prevailing economic and demographic conditions;

o      alternate modes of transportation;

o      alternate product sources; and

o      price.


Limitations in Our Partnership Agreement and State Partnership Law

      Limited Voting Rights and Control of Management. Unitholders have only limited voting rights on matters affecting the partnership. The general partner manages and controls partnership activities. Unitholders have no right to elect the general partner on an annual or other ongoing basis. If the general partner withdraws, however, its


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

successor may be elected by the holders of a majority of the outstanding units (excluding units owned by the departing general partner and its affiliates).

      The limited partners may remove the general partner only if:

o the holders of 66 2/3% of the units vote to remove the general partner. units owned by the general partner and its affiliates are not counted;

o the same percentage of units approves a successor general partner;

o the partnership continues to be taxed as a partnership for federal income tax purposes; and

o     the limited partners maintain their limited liability.

      Persons Owning 20% or More of the Units Cannot Vote. Any units held by a person that owns 20% or more of the units cannot be voted. This limitation does not apply to the general partner and its affiliates. This provision may:

o discourage a person or group from attempting to remove the general partner or otherwise change management; and

o reduce the price at which the units will trade under certain circumstances. For example, a third party will probably not attempt to remove the general partner and take over our management by making a tender offer for the units at a price above their trading market price without removing the general partner and substituting an affiliate.

      The General Partner's Liability to the Partnership and Unitholders May Be Limited. The partnership agreement contains language limiting the liability of the general partner to the partnership or the unitholders. For example, the partnership agreement provides that:

o the general partner does not breach any duty to the partnership or the unitholders by borrowing funds or approving any borrowing. The general partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to the general partner;

o the general partner does not breach any duty to the partnership or the unitholders by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of available cash and cash from operations contained in the partnership agreement; and

o the general partner does not breach any standard of care or duty by resolving conflicts of interest unless the general partner acts in bad faith.

     The Partnership Agreement Modifies the Fiduciary Duties of the General Partner Under Delaware Law. Such modifications of state law standards of fiduciary duty may significantly limit the ability of unitholders to successfully challenge the actions of the general partner as being a breach of what would otherwise have been a fiduciary duty. These standards include the highest duties of good faith, fairness and loyalty to the limited partners. Such a duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction for which it has a conflict of interest. Under the partnership agreement, the general partner may exercise its broad discretion and authority in the management of the partnership and the conductof its operations as long as the general partner's actions are in the best interest of the partnership.


      Unitholders May Have Liability To Repay Distributions. Unitholders will not be liable for assessments in addition to their initial capital investment in the units. Under certain circumstances, however, unitholders may have to repay the partnership amounts wrongfully returned or distributed to them. Under Delaware law, we may not make a distribution to you if the distribution causes all liabilities of the Partnership to exceed the fair value of the partnership's assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware Act will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.

      Unitholders May be Liable if We Have Not Complied With State Partnership Law. We conduct our business in a number of states. In some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. The unitholders might be held liable for the partnership's obligations as if they were a general partner if:

o a court or government agency determined that we were conducting business in the state but had not complied with the state's partnership statute; or

o unitholders rights to act together to remove or replace the general partner or take other actions under the partnership agreement constitute "control" of the partnership's business.

      The General Partner May Buy Out Minority Unitholders if it Owns 80% of the Units. If at any time the general partner and its affiliates own 80% or more of the issued and outstanding limited partners' interests of any class of the partnership, the general partner will have the right to purchase all of the remaining interests in that class. Because of this right, a unitholder may have to sell his interest against his will or for a less than desirable price. The general partner may only purchase all of the limited partnership interests of the class. The purchase price for such a purchase will be the greater of:

o      the most recent 20-day average trading price; or

o the highest purchase price paid by the general partner or its affiliates to acquire limited partner interests of such class during the prior 90 days.

The general partner can assign this right to its affiliates or to the partnership.

      We May Sell Additional Limited Partner Interests, Diluting Existing Interests of Unitholders. The partnership agreement allows the general partner to cause the partnership to issue additional limited partner interests and other equity securities. When we issue additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of units. Issuance of additional units will also diminish the relative voting strength of the previously outstanding units. There is no limit on the total number of units we may issue.

      General Partner Can Protect Itself Against Dilution. Whenever the partnership issues equity securities to any person other than the general partner and its affiliates, the general partner has the right to purchase additional limited partnership interests on the same terms. This allows the general partner to maintain its partnership interest in the partnership. No other unitholder has a similar right. Therefore, only the general partner may protect itself against dilution caused by issuance of additional equity securities.

Potential Conflicts of Interest Related to the Operation of the Partnership

      Certain conflicts of interest could arise among the general partner, KMI and the partnership. Such conflicts may include, among others, the following situations:

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

o we do not have any employees and we rely solely on employees of the general partner and its affiliates, including KMI;

o under the partnership agreement, we reimburse the general partner for the costs of managing and operating the partnership;

o the amount of cash expenditures, borrowings and reserves in any quarter may affect available cash to pay quarterly distributions to unitholders;

o the general partner tries to avoid being personally liable for partnership obligations. The general partner is permitted to protect its assets in this manner by the partnership agreement. Under the partnership agreement the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability;

o under the partnership agreement, the general partner may pay its affiliates for any services rendered on terms fair and reasonable to the partnership. The general partner may also enter into additional contracts with any of its affiliates on behalf of the partnership. Agreements or contracts between the partnership and the general partner (and its affiliates) are not the result of arms length negotiations;

o     the  general  partner  does  not  breach  the  partnership   agreement  by
      exercising its call rights to purchase limited partnership interests or by assigning its call rights to one of its affiliates or to the partnership.


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


     ITEM 7(b) PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma combined income statement of the Partnership for the nine month period ended September 30, 1998 has been prepared to give effect to the acquisition of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe") through the issuance of 1.39 Unit of the Partnership for each outstanding Santa Fe common unit and the purchase of the general partner interest of Santa Fe for $84.4 million in cash using the purchase method of accounting assuming the acquisition had been consummated on January 1, 1997. The unaudited pro forma combined income statement should be read in conjunction with the Unaudited Pro
Forma Combined Financial Statements and the Notes thereto filed by the Partnership on Form 8-K on April 13, 1998.


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



                                         PRO FORMA COMBINED STATEMENT OF INCOME

                                          Nine Months Ended September 30, 1998
                                 Partnership   Santa Fe      Pro Forma     Pro Forma
                                 Historical(1) Historical(2) Adjustments   Combined
                                 ----------- ------------ ------------  -------------
                                              (in thousands, except per Unit amounts)

Revenues........................$ 220,685   $  39,247    $  ______    $ 259,932
Costs and expenses
 Cost of products sold..........   5,482       ______       ______        5,482
 Operations and maintenance.....  43,781       18,840      (438)(h)      62,183
 Fuel and power.................  15,778       ______                    15,778
 Depreciation and amortization..  25,440        3,558      1,290(i)      30,288
 General and administrative.....  25,946       ______    (1,313)(h)      24,633
 Taxes, other than income taxes.   8,173        2,169       ______       10,342
                                --------     --------     ---------   ---------
                                 124,600       24,567       (461)       148,706
                                --------     --------     ---------   ---------
Operating income................  96,085       14,680        461        111,226
Other income (expense)
 Equity in earnings of
 partnerships...................  16,417                                 16,417
 Interest expense............... (28,986)      (5,507)    (758)(j)      (35,251)
 Interest income and other, net.  (3,031)         348                    (2,683)
Minority interest...............    (924)        (307)      163(l)       (1,068)
                                 --------     --------   ---------    ---------
Income before income taxes and     79,561       9,214      (134)         88,641
 extraordinary item.............
Income tax (expense)                (168)       ______      ______         (168)
                                 ========     ========   =========    =========
Net income before
 extraordinary item.............$  79,393   $   9,214    $ (134)     $   88,473
                                 ========     ========   =========    =========

General Partner's interest
 in net income before
 extraordinary item.............$  22,458 $       307    $ 2,345(l)   $  25,110
Limited partners' interest
 in net income before
 extraordinary item.............   56,935       8,907     (2,479)(l)     63,363
                                 --------    --------    ---------    ---------
Net income before
 extraordinary item.............$  79,393 $     9,214    $  (134)     $  88,473
                                 ========    ========    =========    =========
Allocation of net income before
 extraordinary item per
 limited partner unit...........    1.53       ______                 $    1.46
                                 ========    ========    =========    =========
Number of Units used in
 computation..................... 37,180       ______    19,222(a)       43,479
--------------

(1) Includes the Pacific  Operations  since March 6, 1998.

(2) Covers the period between January 1, 1998 to March 6, 1998.


                     The notes are an integral part of this
                unaudited pro forma combined statement of income.
             The Notes were filed by the Partnership on Form 8-K on
            April 13, 1998 and are incorporated herein by reference.


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


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               KINDER MORGAN ENERGY PARTNERS, L.P.

                               By:  Kinder Morgan G.P., Inc.,
                                    Its general partner


                                    By: /s/ David G. Dehaemers, Jr.

                                     Name:   David G.  Dehaemers, Jr.
                                    Title:   Vice President



Date:   December 23, 1998




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